Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 18, 2020, except for the fourth paragraph of Note 24, as to which the date is June 1, 2021, with respect to the consolidated financial statements of Byrna Technologies, Inc. (Company) as of and for the year ended November 30, 2019 (which report includes explanatory paragraphs related to the adoption of Accounting Standards Codification Topic 606, “Revenue from Contracts with Customers” and the existence of substantial doubt about the Company’s ability to continue as a going concern) filed with the Securities and Exchange Commission on October 6, 2021.

/s/ Mayer Hoffman McCann CPAs

(The New York Practice of Mayer Hoffman McCann P.C.)

New York, New York

October 6, 2021